Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Tempest Therapeutics Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tempest Therapeutics Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since inception and has forecasted cash needs in excess of current liquidity, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Research and Development Expenses, Accrued Clinical Trial Liability, and Prepaid Research and Development Costs -Refer to Note 2 and Note 5 to the financial statements

Critical Audit Matter Description

The Company recognizes research and development expenses as incurred. Advance payments for future research and development activities are deferred and expensed as the goods are delivered or the related services are performed. The Company recognizes its preclinical studies and clinical trial expenses based on the services performed pursuant to contracts with research institutions and clinical research organizations (collectively, “CRO”) that conduct and manage preclinical studies and clinical trials on the Company’s behalf. Service fees are accrued based on the Company’s estimates of the time period over which services will be performed and the level of effort to be expended in each period. Total research and development expenses for the year ended December 31, 2020 was $14.4 million. Prepaid research and development costs as of December 31, 2020 was $0.4 million and the accrued clinical trial liability as of December 31, 2020 was $0.2 million.

At each balance sheet date, the Company estimates prepaid research and development costs and the accrued clinical trial liability by obtaining reporting from CROs, discussing progress or stage of completion of services with internal personnel and external service providers, and comparing this information to payments made, invoices received, and the agreed-upon fee to be paid for such services in the applicable contract, statements of work, or purchase orders. The estimate of the amount of work completed is primarily based on the status and timing of services performed, the number of patients enrolled, and the rate of patient enrollment.

We identified research and development expenses, accrued clinical trial liability, and prepaid research and development costs as a critical audit matter given the estimation involved in accounting for research and development expenses, accrued clinical trial liability, and prepaid research and development costs, as well as the material weaknesses identified by the Company in its internal controls over financial reporting. This required extensive audit effort related to the estimation of research and development expenses, accrued clinical trial liability and prepaid research and development costs.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to research and development expenses, accrued clinical trial liability and prepaid research and development costs included the following, among others:

•

We selected a sample of amounts recognized as research and development expense, the accrued clinical trial liability and prepaid research development expenses and performed the following procedures for each item selected:

•	We obtained and read related master service agreements, statements of work, purchase orders or other supporting agreements with the CRO.

•	We performed corroborating inquiries with Company’s clinical operations personnel responsible for the oversight of the activities regarding the nature and status of work performed.

•

We inspected evidence from the third-party vendor regarding the payments made and the status and timing of services performed, the number of patients enrolled, and the rate of patient enrollment incurred to date as well as payment information.

•

We compared the data and evidence obtained from internal and external sources to the inputs used in the Company’s analysis and recalculated the related research and development expense, prepaid research and development expense, and the accrued clinical liability balances.

•	We tested the completeness and accuracy of the underlying data.

•	We evaluated management’s judgments regarding status and timing of services performed, the number of patients enrolled, and the rate of patient enrollment compared to the evidence obtained.

•	We examined a selection of subsequent payments and the related invoices to determine whether the related research and development expenses were appropriately recorded.

As a result of the material weaknesses, we increased the number of selections we would have otherwise made if the Company’s controls were effective.

/s/ Deloitte & Touche LLP

San Francisco, California

May 10, 2021

We have served as the Company’s auditor since 2017.

TEMPEST THERAPEUTICS, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

(in thousands except share and per share amounts)

	2020	2019

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$18,820	$3,244
Prepaid expenses and other current assets	1,005	519

Total current assets	19,825	3,763

PROPERTY AND EQUIPMENT—Net	1,110	1,400

OPERATING LEASE RIGHT OF USE ASSETS	1,877	2,353

OTHER NONCURRENT ASSETS	51	51

Total noncurrent assets	3,038	3,804

TOTAL ASSETS	$22,863	$7,567

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,071	$1,645
Accrued liabilities	665	1,262
Current operating lease liability	712	33
Accrued compensation	695	447
Early option exercise liability	79	241

Total current liabilities	3,222	3,628

LONG TERM LIABILITIES:
Operating lease liability	1,727	2,331

Total liabilities	4,949	5,959

COMMITMENTS AND CONTINGENCIES (Note 7)

CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE, 135,936,731 AND 147,231,000 SHARES AUTHORIZED AT DECEMBER 31, 2020 AND 2019, RESPECTIVELY; 114,686,731 and 70,936,735 SHARES ISSUED AND OUTSTANDING AT DECEMBER 31, 2020 AND 2019, RESPECTIVELY, LIQUIDATION PREFERENCE OF $100,186,732 and $65,186,736 AT DECEMBER 31, 2020 AND 2019, RESPECTIVELY	86,707	51,972

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.001 par value; 196,000,000 and 185,007,408 shares authorized; 16,374,711 and 15,939,555 issued and outstanding, 900,509 and 3,193,307 subject to repurchase at December 31, 2020 and 2019, respectively	15	13
Additional paid-in capital	2,953	2,176
Accumulated deficit	(71,761)	(52,553)

Total stockholders’ deficit	(68,793)	(50,364)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$22,863	$7,567

See accompanying notes to financial statements.

TEMPEST THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands except share and per share amounts)

	2020	2019

EXPENSES:
Research and development	$14,389	$17,867
General and administrative	4,909	5,507

Total expenses	19,298	23,374

OPERATING LOSS	(19,298)	(23,374)

OTHER INCOME:
Change in fair value of convertible preferred stock tranche liability	—	8,746
Interest income	90	264

Total other income	90	9,010

PROVISION FOR INCOME TAXES	—	(1)

NET LOSS	$(19,208)	$(14,365)

Weighted average common shares outstanding - basic and diluted	14,539,178	12,578,207

Net loss per share attributable to common stockholders - basic and diluted	$(1.32)	$(1.14)

See accompanying notes to financial statements.

TEMPEST THERAPEUTICS, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands except share amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series B1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Deficit Accumulated	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

BALANCE—January 1, 2019	17,000,000	$16,982	25,186,738	$12,235	—	$—	9,935,448	$10	$1,494	$(38,188)	$(36,684)

Exercise of options—net of repurchase liability	—	—	—	—	—	—	288,693	—	44	—	44

Issuance of preferred stock for cash—net of issuance costs of $245	—	—	—	—	28,749,997	22,755	—	—	—	—	—

Vesting of early exercised stock options and restricted stock	—	—	—	—	—	—	2,522,107	3	328	—	331

Share-based compensation	—	—	—	—	—	—	—	—	310	—	310

Net loss	—	—	—	—	—	—	—	—	—	(14,365)	(14,365)

BALANCE—December 31, 2019	17,000,000	16,982	25,186,738	12,235	28,749,997	22,755	12,746,248	13	2,176	(52,553)	(50,364)

Exercise of options—net of repurchase liability	—	—	—	—	—	—	447,379	—	68	—	68

Issuance of preferred stock for cash—net of issuance costs of $265	—	—	—	—	43,749,996	34,735

Vesting of early exercised stock options and restricted stock	—	—	—	—	—	—	2,280,575	2	256	—	258

Share-based compensation	—	—	—	—	—	—	—	—	453	—	453

Net loss	—	—	—	—	—	—	—	—	—	(19,208)	(19,208)

BALANCE—December 31, 2020	17,000,000	$16,982	25,186,738	$12,235	72,499,993	$57,490	15,474,202	$15	$2,953	$(71,761)	$(68,793)

See accompanying notes to financial statements.

TEMPEST THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands)

	2020	2019

OPERATING ACTIVITIES:
Net loss	$(19,208)	$(14,365)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	339	104
Stock based compensation	453	310
Noncash related party interest income	(6)	—
Noncash operating lease expense	476	444
Change in fair value of convertible preferred stock tranche liability	—	(8,746)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(367)	(219)
Accounts payable	(574)	954
Operating lease liability	75	(433)
Accrued liabilities	(205)	392

Net cash used in operating activities	(19,017)	(21,559)

INVESTING ACTIVITIES:
Purchase of property and equipment	(50)	(1,364)
Repayment of related party note receivable	44	—

Net cash used in investing activities	(6)	(1,364)

FINANCING ACTIVITIES:
Proceeds from issuance of Series B-1 convertible preferred stock	35,000	23,000
Payment of preferred stock issuance costs	(469)	(41)
Exercise of stock options	69	44
Repurchase of non vested options	(1)	—

Net cash provided by financing activities	34,599	23,003

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,576	80
CASH AND CASH EQUIVALENTS —Beginning of year	3,244	3,164

CASH AND CASH EQUIVALENTS —End of year	$18,820	$3,244

SUPPLEMENTAL DISCLOSURE FOR CASH FLOW ACTIVITIES—Cash paid for income taxes	$—	$1

NON-CASH OPERATING ACTIVITIES—Operating lease right-of-use asset recorded on adoption of ASC 842	$—	$2,798

NON-CASH INVESTING ACTIVITIES—Property and equipment in accounts payable	$—	$84

NON-CASH FINANCING ACTIVITIES:
Issuance costs for issuance of Series B-1 Preferred Stock in accrued liabilities	$—	$204

Debt issuance costs related to financing in accrued liabilities	$34	$—

Vesting of early exercise stock options	$258	$330

See accompanying notes to financial statements.

TEMPEST THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1.	DESCRIPTION OF THE BUSINESS

Nature of Business—Tempest Therapeutics (the Company) was incorporated in the state of Delaware on February 10, 2011 originally as Next Beta, Inc., and then changed its name to Inception 2, Inc. on October 4, 2011 and then finally to Tempest Therapeutics, Inc. on August 14, 2017. The Company is a privately held, small biopharmaceutical company focused on the discovery and development of small molecule drugs to treat cancers such as hepatocellular carcinoma and colorectal cancer. The Company is headquartered in South San Francisco, California.

Liquidity and Management Plans—The accompanying financial statements have been prepared assuming the Company will continue as a going concern. In the course of its development activities, the Company has incurred significant losses since inception, including a net loss of approximately $19.2 million and $14.4 million for the years ended December 31, 2020 and 2019, respectively, and expects such losses to continue for the foreseeable future. As of December 31, 2020, and 2019, the Company had cash and cash equivalents of approximately $18.8 million and $3.2 million, respectively, and accumulated deficit of approximately $71.8 million and has forecasted cash needs in excess of current liquidity. To date, the Company has funded its operations primarily with the net proceeds from the sale of convertible preferred stock and convertible preferred notes. As a result of these conditions, substantial doubt is raised about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

The Company is continuing to develop its drug candidates, which is the primary use of funds for the Company. The Company’s ability to fund continued development will require additional capital, and the Company intends to raise such capital through the issuance of additional debt or equity including in connection with potential merger opportunities, or through business development activities. As described in Note 14, on March 29, 2021, Tempest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Millendo Therapeutics, Inc. Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into funding agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo. However, if such financing is not approved, does not occur, or alternative financing is not available at adequate levels or on acceptable terms, the Company could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of its development programs, enter into a collaboration or other similar arrangement with respect to commercialization rights to any of its product candidates, out-license intellectual property rights to its product candidates and sell unsecured assets, or a combination of the above. Any of these actions could have a material adverse effect on the Company’s business, results of operations, financial condition and/or its ability to fund its scheduled obligations on a timely basis or at all. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management has determined it is not probable they will be effectively implemented. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to research and development accruals, recoverability of long-lived assets, right-of-use assets, lease obligations, fair value of convertible preferred stock tranche liability, fair value of common stock stock-based compensation and income taxes uncertainties and valuation allowances. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Segment Information – The Company operates and manages its business as one reportable and operating segment, which is the business of discovery and development of small molecule drugs to treat cancers. All assets and operations are in the U.S. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Risks and Uncertainties – The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, reliance on single-source vendors, availability of raw materials, patentability of the Company’s products and processes and clinical efficacy and safety of the Company’s products under development, compliance with government regulations and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies, clinical trials and regulatory approval, prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. The Company’s product candidates are still in development and, to date, none of the Company’s product candidates have been approved for sale and, therefore, the Company has not generated any revenue from product sales. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid technological change and substantial competition from other pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees, consultants and other third parties.

Moreover, the current COVID-19 (coronavirus) pandemic, which is impacting worldwide economic activity, poses risk that the Company or its employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. The extent to which the COVID-19 pandemic will impact the Company’s business will depend on future developments that are highly uncertain and cannot be predicted at this time.

Concentration of Credit Risk—Financial instruments, which potentially subject the Company to concentration of risk, consist principally of cash and money market fund. All of the Company’s cash and money market fund are deposited in accounts with a major financial institution, and amounts may exceed federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash and money market fund are held. The

Company has no off-balance sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts or other hedging arrangements.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisitions to be cash equivalents. As of December 31, 2020, and 2019, the Company’s cash and cash equivalents consisted of bank deposits and a money market fund.

Property and Equipment—Property and equipment is recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Upon disposal of an asset, the related cost and accumulated depreciation are removed from the asset accounts and any resulting gain or loss is included in the statement of operations. Repair and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment. The estimated useful lives of the Company’s respective assets are as follows:

Computer equipment and software	3 years
Furniture and fixtures	7 years
Laboratory equipment	5 years
Leasehold improvements	Shorter of the useful life of the asset or the life of the lease

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment if events or circumstances indicate the carrying amount of these assets may not be recoverable. If this review indicates that these assets will not be recoverable, based on the forecasted undiscounted future operating cash flows expected to result from the use of long-lived assets and their eventual disposition, the Company’s carrying value of the long-lived assets is reduced to fair value based on a discounted future cash flow approach or quoted market values. During 2020 and 2019, there were no events or circumstances which required an impairment test of long-lived assets.

Leases—The Company elected to early adopt Accounting Standard Update (ASU) No. 2016-02, Leases (ASC 842) and its associated amendments as of January 1, 2019 using the modified retrospective transition approach. There was no cumulative-effect adjustment recorded to accumulated deficit upon adoption.

Under ASC 842, the Company determines if an arrangement is a lease at inception. In addition, the Company determines whether leases meet the classification criteria of a finance or operating lease at the lease commencement date considering: (1) whether the lease transfers ownership of the underlying asset to the lessee at the end of the lease term, (2) whether the lease contains a bargain purchase option, (3) whether the lease term is for a major part of the remaining economic life of the underlying asset, (4) whether the present value of the sum of the lease payments and residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset, and (5) whether the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. As of December 31, 2020 and 2019, the Company’s lease population consisted only of an office lease. As of the date of adoption of ASC 842 and December 31, 2019, the Company did not have finance leases. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the balance sheet.

ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when readily determinable. If the Company’s leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at commencement dates in determining the present value of lease payments. The determination of the Company’s incremental borrowing rate requires management judgment including the development of a synthetic credit rating and cost of debt as the Company currently does not carry any debt. The incremental borrowing rate is estimated on a collateralized basis with similar terms and economic considerations under a recovery rate approach utilizing the historical recoverability rate of secured versus unsecured senior corporate debt to reflect a recoverability-adjusted spread and overall rate on a lease by lease basis. The operating lease ROU assets also include any lease payments made and exclude lease incentives when paid by the Company or on the Company’s behalf. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company elected the practical expedient option that allows the Company to not need to reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, and the initial direct costs for any existing leases. The Company elected the practical expedient to adopt the policy to not separate lease and non-lease components for its real estate leases. Operating leases are included in operating lease ROU assets and operating lease liabilities on the Company’s balance sheets. The Company also made an accounting policy election to recognize lease expense for leases with a term of 12 months or less on a straight-line basis over the lease term and not recognize ROU assets or lease liabilities for such leases.

The Company has a lease for its office facility, which is classified as an operating lease. This lease has a lease term of five years, which includes an option to extend the lease. The Company has determined that it is not reasonably certain to exercise the option. The lease for the office includes costs for common area maintenance expenditures which are variable and not included in lease payments measured at lease inception. Differences between lease payments as measured at lease inception and variations in monthly payments will be recognized as operating expenses in the period in which the obligation is incurred. Please refer to Note 7 Commitments and Contingencies for details.

Convertible Preferred Stock—The Company records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The convertible preferred stock is recorded outside of stockholders’ deficit because the shares contain liquidation features that are not solely within the Company’s control. The Company has elected not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur.

Convertible Preferred Stock Liability—The obligation to issue additional shares of the Company’s Series B-1 convertible preferred stock at a future date was determined to be a freestanding financial instrument that should be accounted for as a liability. At initial recognition, the Company recorded the convertible preferred stock liability on the balance sheet at its estimated fair value. The liability is subject to remeasurement at each balance sheet date, with changes in fair value recognized as a gain or (loss) on remeasurement of convertible preferred stock liability on the statement of operations. The Company recognized a gain of $8.7 million associated with the change in fair value of preferred stock liability for the period ended December 31, 2019. In 2020, there was no such gain or loss. The convertible preferred stock liability balance was zero as of December 31, 2020 and 2019.

Comprehensive Loss—Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that results from transactions and economic events other than those with stockholders. There was no other comprehensive income or loss for the years ended December 31, 2020 and 2019.

Research and Development Expenses and Accrued Research and Development—Research and development expenses are charged to expense as incurred. Research and development expenses include certain payroll and personnel expenses, laboratory supplies, consulting costs, external contract research and development expenses. In-licensing fees and other costs to acquire technologies that are utilized in research and development, and that are not expected to have alternative future use, are expensed when incurred. Advance payments for goods or services for future research and development activities are deferred and expensed as the goods are delivered or the related services are performed.

The Company estimates preclinical studies and clinical trial expenses based on the services performed pursuant to contracts with research institutions and clinical research organizations that conduct and manage preclinical studies and clinical trials on the Company’s behalf. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. These estimates are based on communications with the third-party service providers, the Company’s estimates of accrued expenses and on information available at each balance sheet date. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. The estimates are trued up to reflect the best information available at the time of the financial statement issuance. Although the Company does not expect its estimates to be materially different from amounts actually incurred, the Company’s estimate of the status and timing of services performed relative to the actual status and timing of services performed may vary.

Patent Costs – Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These patent related legal costs are reported as a component of general and administrative expense.

General and Administrative Expense – General and administrative costs are expensed as incurred and include employee-related expenses including salaries, benefits, travel and stock-based compensation for the Company’s personnel in executive, finance and accounting, and other administrative functions, as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs.

Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The carrying amounts of the Company’s financial instruments, including cash, prepaid and other current assets, accounts payable, accrued expenses and other liabilities approximate fair value due to their short-term maturities.

Stock-Based Compensation Expense—The Company accounts for stock-based compensation by measuring and recognizing compensation expense for all share-based payments made to employees, directors and non-employees based on estimated grant-date fair values. The Company uses the straight-line method to allocate compensation cost to reporting periods over each optionee’s requisite service period, which is generally the vesting period.

The Company estimates the fair value of stock options to employees, directors and non-employees using the Black-Scholes option-valuation model. The Black-Scholes model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free rate of return, and the estimated fair value of the underlying common stock on the date of grant. Due to the lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the life science industry. The Company uses the simplified method to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock.

The Company accounts for forfeitures as they occur. The fair value of restricted stock awards granted to employees are valued as of the grant date using the estimated fair value of the Company’s common stock.

Net Loss per Share Attributable to Common Stockholders—The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potential dilutive common shares.

Income Taxes—The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of December 31, 2020, and 2019, the Company has recorded a full valuation allowance on its deferred tax assets.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Commitments and Contingencies—Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Recent Accounting Pronouncements—From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

Recently Adopted Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployees Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 expands the scope of Topic 718 (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. With the adoption of ASU 2018-07, the accounting for share-based payments for non-employees and employees will be substantially the same. ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The adoption of ASU 2018-07 on January 1, 2020 did not have a material impact on the Company’s financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 resulted in certain modifications to fair value measurement disclosures, primarily related to level 3 fair value measurements. The standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption was permitted. The adoption of ASU 2018-13 on January 1, 2020 did not have a material impact on the Company’s financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021. ASU 2019-12 is effective for the Company beginning January 1, 2022. Early adoption is permitted. The Company has early adopted this guidance on January 1, 2020 and the impact on the Company’s financial statements was not material.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). ASU 2020-01 states any equity security transitioning from the alternative method of accounting under Topic 321 to the equity method, or vice versa, due to an observable transaction will be remeasured immediately before the transition. In addition, the ASU clarifies the accounting for certain non-derivative forward contracts or purchased call options to acquire equity securities stating such instruments will be measured using the fair value principles of Topic 321 before settlement or exercise. The ASU is effective for fiscal years beginning after December 15, 2020, and will be applied on a prospective basis. Early adoption is permitted. The Company adopted ASU 2020-01 on January 1, 2021, which did not have a material effect on the financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt-Debt With Conversations and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. Under the new ASU, convertible instruments will now more frequently accounted for as a single unit of account. That is, a conversion feature and the host instrument in which it is embedded now generally will be treated as a single unit of account unless the conversion feature requires bifurcation under Topic 815. The ASU is effective for fiscal years beginning after December 15, 2021 for public business entities, and for fiscal years beginning after December 15, 2023 for all other entities. Early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its financial statements and related disclosures.

Correction of Errors – Subsequent to the issuance of the financial statements as of and for the year ended December 31, 2019, the Company determined that the following disclosures were incorrect, and accordingly the Company has corrected the amounts as of December 31, 2019 in the respective sections referenced as follows:

•

Convertible preferred stock number of shares authorized were overstated by 5,000,000 shares from amount previously reported of 152,231,000 as disclosed on the face of the balance sheet. The Company corrected the convertible preferred stock number of shares authorized as disclosed on the face of the accompanying balance sheet as of December 31, 2019.

•

Common stock number of shares issued and outstanding were overstated by 190,383 shares from amount previously reported of 16,129,938 on the face of the balance sheet. The Company corrected the common stock number of shares issued and outstanding as disclosed on the face of the accompanying balance sheet as of December 31, 2019.

•

Common stock number of shares outstanding subject to repurchase were overstated by 3,001,183 shares from amount previously reported of 6,194,490 on the face of the balance sheet. The Company corrected the common stock number of shares outstanding subject to repurchase on the face of the accompanying balance sheet as of December 31, 2019.

•

Options available for grant under stock plan number of shares were understated by 115,962 shares from amount previously reported of 2,990,912 in footnote 9 in the table of reserved common stock, on an as-converted basis for future issuance. The Company corrected the options available for grant number of shares as of December 31, 2019 within the referenced table in footnote 9.

•

Shares available for grant Balance as of December 31, 2019 number of shares were understated by 115,962 shares from amount previously reported of 2,990,912 in footnote 10 in the table of Stock option activity under the plan. The Company corrected the shares available for issuance balance as of December 31, 2019 within the referenced table in footnote 10.

•

Shares available for grant - Restricted stock repurchased for the period ended December 31, 2019 were understated by 115,963 shares from amount previously reported of 359,205 in footnote 10 in the table of Stock option activity under the plan. The Company corrected the shares available for grant-restricted stock repurchased for the period ended December 31, 2019 within the referenced table in footnote 10.

•

Unvested shares related to early option exercise liability as of December 31, 2019 were overstated by 20,412 shares from amount previously reported of 3,213,719 in footnote 6 and footnote 10. The Company corrected the unvested shares as of December 31, 2019 within footnote 6 and footnote 10.

The Company believes the corrections of the disclosure errors noted above are immaterial to the previously issued financial statements as a whole.

3.	FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The Company’s financial instruments consist of Level 1 assets and Level 3 liabilities. Level 1 assets are measured at fair value on a recurring basis and consist of a money market fund. Level 3 liabilities that are measured at fair value on a recurring basis consist of convertible preferred stock tranche liability.

During the periods presented, the Company has not changed the manner in which it values assets and liabilities that are measured at estimated fair value.

On a recurring basis, the Company measures certain financial assets and liabilities at fair value. The Company’s fair value hierarchy for its assets and financial liabilities that are carried at fair value was as follows (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$18,820	$—	$—	$18,820

Total assets	$18,820	$—	$—	$18,820

Liabilities—convertible preferred stock tranche liability	$—	$—	$—	$—

Total liabilities	$—	$—	$—	$—

	December 31, 2019

	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$3,244	$—	$—	$3,244

Total assets	$3,244	$—	$—	$3,244

Liabilities—convertible preferred stock tranche liability	$—	$—	$—	$—

Total liabilities	$—	$—	$—	$—

For the year ended December 31, 2019, the Company recognized $8.7 million in realized gains on the preferred stock liability.

The changes in the carrying value of the liability were as follows:

Fair value as of December 31, 2018	$8,746
Recognition of convertible preferred stock tranche liability change in fair value	(8,746)

Fair value as of December 31, 2019	$—

The fair value of the redeemable convertible preferred stock tranche liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the convertible preferred stock tranche liability, the Company used the Probability-Weighted Expected Return Method, “PWERM”.

There were no transfers within the hierarchy during the years ended December 31, 2020 and 2019.

4.	TRANSACTIONS WITH RELATED PARTIES (AMOUNTS IN THOUSANDS)

Inception Sciences Service Agreements—Inception Sciences is wholly owned by Versant which is a majority shareholder of the Company. The Company has service agreements with Inception Sciences US, and Inception Sciences Canada whereby research and support services are provided to the Company. On June 30, 2020, the Company terminated these Inception Sciences service agreements.

Total expenses under the service agreements consist of charges for services, equipment usage, lab supplies and other out of pocket expenses as incurred. For the years ended December 31, 2020 and 2019, the Company incurred $1,315 and $4,770, respectively, in expenses under the Inception Sciences service agreements.

Related Party Notes Receivable—On November 29, 2017, three officers of the Company issued promissory notes to the Company totaling $353 related to the early exercise of their stock options which had a total exercise cost of $652. Two officers paid $298 which represents 50% of the exercise cost and the other 50% totaling $298 was recorded as notes receivable. The other officer did not pay any portion of the exercise cost and $55 was recorded as note receivable. The three notes receivable accrue interest at 2% per year and will mature on November 29, 2022. The notes receivable vest over time until maturity in conjunction with the vesting of the early-exercised stock options.

In February 2020, one of the officers left the Company and repaid $44 of which $43 was the vested portion of the note receivable and $1 was accrued interest. As of December 31, 2020 and 2019, the balance of the vested notes receivable and accrued interest was $260 and $200, respectively. For the years ended December 31, 2020 and 2019, total related party interest income was $6 and $7, respectively.

5.	BALANCE SHEET ITEMS (AMOUNTS IN THOUSANDS)

Prepaid expenses and other current asset consist of the following as of December 31, 2020 and 2019 :

	2020	2019

Prepaid expenses	$245	$55
Interest receivable	—	4
Prepaid research and development costs	441	260
Notes and interest receivable	260	200
Other current assets	59	—

	$1,005	$519

Property and equipment, net, consists of the following as of December 31, 2020 and 2019:

	2020	2019

Computer equipment and software	$85	$56
Furniture and fixtures	135	126
Lab Equipment	600	583
Leasehold Improvements	746	746
Construction in process	—	6

Property and equipment	1,566	1,517

Less accumulated depreciation	(456)	(117)

Property and equipment—net	$1,110	$1,400

Depreciation expense related to property and equipment was $339 and $104 for the years ended December 31, 2020 and 2019, respectively.

Accrued liabilities as of December 31, 2020 and 2019 consists of the following:

	2020	2019

Accrued other liabilities	$441	$1,059
Accrued clinical trial liability	224	203

	$665	$1,262

As of December 31, 2020, accrued other liabilities include primarily accrual for legal services related to intellectual properties, debt issuance and corporate legal, and research and development activities totaling $352. As of December 31, 2019, accrued other liabilities include primarily accrual for legal services related to intellectual properties and preferred stock issuance, and research and development activities totaling $271.

6.	EARLY OPTION EXERCISE LIABILITY (AMOUNTS IN THOUSANDS)

The recorded amount of the early option exercise liability relates to restricted stock awards and stock options granted to certain employees and contractors that were early-exercised before they became vested. The early option exercise liability decreases as the restricted stock awards and stock options vest over time or if the Company decides to repurchase them, and the amount of decrease is recorded in common stock and additional paid-in capital. During 2020, certain early-exercised unvested stock options of 32,635 were repurchased by the Company for $1. As of December 31, 2020 and 2019, the early option exercise liability was $79 and $241, respectively, which represents unvested shares of 900,509 and 3,193,307. The unvested shares purchased by the employees are not deemed, for accounting purposes, to be issued and outstanding.

7.	COMMITMENTS AND CONTINGENCIES (AMOUNTS IN THOUSANDS)

Facility Lease Agreement—In February 2019, the Company entered into a 5-year office lease agreement for a 9,780 square feet facility in South San Francisco, California. The remaining lease term of the office lease is three years and two months as of December 31, 2020, and the discount rate used to calculate the Company’s right of use asset and lease liability is 4.25%. There are no other leases as of December 31, 2020 and 2019.

As of December 31, 2020 and 2019, the balance of the operating lease right of use assets were $1,877 and $2,353, respectively, and the related operating lease liability were $2,439 and $2,364, respectively, as shown in the accompanying balance sheets.

Related to the facility lease agreement, the Company entered into a letter of credit with a bank to deposit $51 as security rent deposit for the South San Francisco office. This amount is shown as other noncurrent assets in the accompanying balance sheets as of December 31, 2020 and 2019.

Rent expense was $665 for the year ended December 31, 2020 and $623 for the year ended December 31, 2019.

In 2020 and 2019 the Company paid a total of $734 and $529, respectively for the operating lease liability.

Future minimum annual lease payments under the Company’s operating lease liabilities as of December 31, 2020 is as follows:

Year Ending	Total Commitment

2021	$801
2022	821
2023	841
2024	141
2025	—

Total minimum lease payments	2,604

Less: imputed interest	(165)

Present value of operating lease obligations	2,439

Less: current portion	(712)

Noncurrent operating lease obligations	$1,727

Guarantees and Indemnifications—In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2020, and 2019, the Company does not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

Legal Proceedings – From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management believes that there are no actions pending against the Company currently, the ultimate disposition of which would have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

8.	CONVERTIBLE PREFERRED STOCK

As of December 31, 2020, the Company was authorized to issue up to 135,936,731 shares of preferred stock at a par value of $0.001.

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences at December 31, 2020 and 2019 were as follows (in thousands except share and per share amounts):

December 31, 2020
Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount	Proceeds Net of Issuance Cost	Net Carrying Value

Series A	17,000,000	17,000,000	$1.00	$17,000	$16,982	$16,982
Series B	25,186,738	25,186,738	1.00	25,187	24,943	12,235
Series B-1	93,749,993	72,499,993	0.80	58,000	57,489	57,489

	135,936,731	114,686,731		$100,187	$99,414	$86,706

December 31, 2019
Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount	Proceeds Net of Issuance Cost	Net Carrying Value

Series A	17,000,000	17,000,000	$1.00	$17,000	$16,982	$16,982
Series B	72,293,000	25,186,738	1.00	25,187	24,943	12,235
Series B-1	57,938,000	28,749,997	0.80	23,000	22,755	22,755

	147,231,000	70,936,735		$65,187	$64,680	$51,972

In October 2011, the Company received a commitment from its venture investor for a Series A Preferred Stock financing totaling $10 million to be taken down in two tranches of $5 million each. Upon execution of the stock purchase agreement, the Company received the first tranche of $5 million, which included $2,399 in cash proceeds and the conversion of notes payable and accrued interest totaling $2,601 for issuing 5,000,000 shares of its Series A Preferred Stock. In June 2012, the Company received cash proceeds of $5 million related to the second tranche of the Series A Preferred Stock financing from the issuance of 5,000,000 shares of Series A Preferred Stock.

In August 2015, the Company issued an additional 2,000,000 shares of Series A Preferred Stock to its venture investor for cash proceeds of $2 million.

In September 2016, the Company issued an additional 5,000,000 shares of Series A Preferred Stock to its venture investor for cash proceeds of $5 million.

In February 2018, the Company issued 25,186,738 shares of Series B Preferred Stock for $1.00 per share in connection with the closing of the Series B Preferred Stock Purchase Agreement. The Company’s convertible notes of $8.0 million and accrued interest was converted as part of the Series B offering. Investors in the Series B convertible preferred stock financing also received freestanding rights to purchase additional shares of Series B convertible preferred stock on the same terms as the first closing upon completion of certain defined milestones or waiver of the milestones by the holders of at least 67% of the outstanding convertible preferred stock, voting as a single class on an as converted basis. In August 2018, the terms of the Series B Agreement were amended. The amendment allowed for the purchase of Series B-1 shares at a price of $0.80 per share based upon the completion of certain amended milestones. These milestones are as follows:

Second Tranche Milestones:

•	Clearance by the U.S. Food and Drug Administration of the filing by the Company of an investigational new drug application (IND) for PPARα antagonist.

•	Selection of an EP2/EP4 dual antagonist DC.

Third Tranche Milestones:

•	Demonstration of safety/tolerability and clinical Proof of Mechanism with PPARα antagonist.

•	Single additional program having a data package that is sufficient for submitting an IND.

The investors’ rights to purchase Series B and B-1 convertible preferred stock represent a freestanding financial instrument accounted for as a liability measured at fair value at inception and remeasured at fair value each reporting date. Based on the probability vs. 100% of the milestones for the purchase of Series B-1 shares as of December 31, 2019, this resulted in a fair value of $0 at such date. Changes in fair value are recognized in the statement of operations. The proceeds from the initial closing of the Series B convertible preferred stock of $25.2 million were allocated to the convertible preferred stock tranche liability at its initial fair value of $12.7 million with the remaining amount allocated to the carrying value of the Series B convertible preferred stock. The fair value of the convertible preferred stock tranche liability was determined using an option pricing model approach.

In February 2019, the Company issued 28,749,997 shares of Series B-1 preferred stock for $0.80 per share for total cash proceeds of $23 million.

In January 2020, the Company issued 43,749,996 shares of Series B-1 preferred stock for $0.80 per share for total cash proceeds of $35 million.

The significant rights, preferences, and privileges of the convertible preferred stock as of December 31, 2020 were as follows:

Dividends—The holders of the Company’s convertible preferred stock are entitled to receive noncumulative dividends of 8% per share (as adjusted for stock splits, combinations, and reorganizations) per annum on each outstanding share of Series convertible preferred stock. Such dividends shall be payable only when and if declared by the Board of Directors. As of December 31, 2020, and 2019, the Company’s Board of Directors had not declared any dividends. Dividends on convertible preferred stock shall be payable in preference to and prior to any payments of any dividends on common stock. No dividends have been declared to date.

Conversion—The Company’s preferred stock is convertible, at the option of the holder into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilution adjustments.

Each share of preferred stock is automatically converted into common stock immediately upon (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which per share price is at least $3.00 (as adjusted), and the gross cash proceeds are at least $50 million or (ii) the affirmative vote of the requisite preferred holders.

The conversion of Series B shares, either at the option of the holder or automatically, requires the prior vote or consent of the holders of at least 70% of the Series B preferred stock.

Voting Rights—The holders of preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Liquidation—The holders of preferred stock are entitled to receive liquidation preferences at an amount per share of preferred stock equal to the original price plus all declared and unpaid dividends on the preferred stock. Liquidation payments to the holders of preferred stock have priority and are made in preference to any payments to the holders of common stock. After full payment of the liquidation preference to the holders of the preferred stock, the remaining assets, if any, will be distributed ratably to the holders of the common stock and preferred stock on an as-if-converted to common stock basis.

Redemption and Balance Sheet Classification— The convertible preferred stock is recorded within mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

9.	COMMON STOCK

As of December 31, 2020, the Company was authorized to issue 196,000,000 shares of common stock at a par value of $0.001. Of the 196,000,000 common stock shares authorized, 16,374,711 are legally issued and outstanding at December 31, 2020, with 900,509 shares subject to repurchase due to remaining vesting requirements. Common stockholders are entitled to dividends as declared by the Board of Directors, subject to rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holders of each share of common stock are entitled to one vote. Except for effecting or validating certain specific actions intended to protect the preferred stockholders, the holders of common stock vote together with preferred stockholders and have the right to elect one member of the Company’s Board of Directors.

The fair value of the shares of common stock has historically been determined by management and approved by the Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock by considering a number of objective and subjective factors, including contemporaneous valuations performed by an unrelated third-party specialist, important developments in the Company’s operations, the prices at which the Company sold shares of convertible preferred common stock, the rights, privileges, and preferences of the Company’s convertible preferred stock relative to the Company’s common stock, valuations of comparable public companies, operating and financial performance, the lack of liquidity of capital stock, and general and industry-specific economic outlook. Valuations performed by the third-party valuation specialist used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (AICPA Accounting and Valuation Guide).

The Company had reserved common stock, on an as-converted basis for future issuance as follows:

	2020	2019

Conversion of Series A Preferred Stock	17,000,000	17,000,000
Conversion of Series B Preferred Stock	25,186,738	25,186,738
Conversion of Series B-1 Preferred Stock	72,499,993	28,749,997
Options available for grant under stock plan	15,211,101	3,106,874
Issuance of common stock upon exercise of stock options under stock plan	14,042,429	8,227,470

	143,940,261	82,271,079

10.	STOCK COMPENSATION

In 2011 the Company adopted the 2011 Equity Incentive Plan, and in 2017, the Company adopted the 2017 Equity Incentive Plan, together “the Plans”. Upon adoption of the 2017 Equity Incentive Plan, the 2011 Equity Incentive Plan was terminated. Both the Plans provide for the granting of stock awards to employees, directors and consultants of the Company. Awards issuable under the Plans include incentive stock options (ISO), nonqualified stock options (NSO), stock appreciation rights (SAR), restricted stock awards, restricted stock unit awards and other stock awards.

Options to purchase the Company’s common stock may be granted at a price not less than the fair market value in the case of both NSOs and ISOs, except for an employee or non-employee with options who owns more than 10 percent of the voting power of all classes of stock of the Company, in which case the exercise price shall be no less than 110 percent of the fair market value per share on the grant date. Stock options granted under the Plans generally vest over four years and expire no later than ten (10) years from the date of grant. Vested options can be exercised at any time.

The grant date fair market value of the shares of common stock underlying stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include valuations performed by an independent third-party, important developments in the Company’s operations, sales of convertible preferred stock, actual operating results, financial performance, the conditions in the life sciences industry, the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock.

Stock option activity under the Plan is set forth below:

	Shares Available for Grant	Total Options Outstanding	Weighted- Average Exercise Price

Balance—January 1, 2019	4,959,573	6,190,013	$0.15

Additional shares authorized	—	—	—
Restricted stock repurchased	475,168	—	—
Granted	(5,049,563)	5,049,563	0.16
Exercised	—	(290,410)	0.15
Cancelled and forfeited	2,721,696	(2,721,696)	0.15

Balance—December 31, 2019	3,106,874	8,227,470	0.16

Additional shares authorized	18,366,565	—	—
Granted	(6,971,754)	6,971,754	0.19
Exercised	—	(447,379)	0.15
Cancelled and forfeited	709,416	(709,416)	0.16

Balance—December 31, 2020	15,211,101	14,042,429	0.17

The following table summarizes information about stock options outstanding at December 31, 2020:

	Shares	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value

Options outstanding	14,042,429	8.67	$0.17	$2,214,774
Vested and expected to vest	12,911,246	8.75	$0.17	$2,022,623
Exercisable	3,805,570	7.78	$0.16	$646,883

The intrinsic value of options exercised during 2020 and 2019 was $16,408 and zero, respectively, and is calculated based on the difference between the exercise price and the fair value of the Company common stock as of the exercise date.

Employee Stock Options—During the years ended December 31, 2020 and 2019, the Company granted stock options to employees to purchase 6,524,854 and 4,722,063, shares of common stock with a weighted-average grant date fair value of $0.11 and $0.09 per share, respectively.

As of December 31, 2020, there was total unrecognized compensation costs related to unvested employee stock options of $942. These costs are expected to be recognized over a weighted-average period of approximately 1.6 years.

The Company estimated the fair value of stock options using the Black-Scholes option pricing valuation model. The fair value of employee stock options is being amortized on the straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following range of assumptions during 2020:

Expected term (in years)	6.0–6.1
Expected volatility	62%–66%
Risk-free interest rate	0.4%–0.5%
Dividends	0%

Expected Term—The expected term of options granted represents the period of time that the options are expected to be outstanding. Due to the lack of historical exercise history, the expected term of the

Company’s employee stock options has been determined utilizing the simplified method for awards that qualify as plain-vanilla options.

Expected Volatility—The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.

Risk-Free Interest Rate—The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.

Dividends—The Company has not paid any cash dividends on common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.

Non-Employee Stock Options—During the years ended December 31, 2020 and 2019, the Company granted stock options to non-employees to purchase 446,900 and 327,500 shares of common stock, respectively. During 2019 the fair value of stock options granted to non-employees was calculated at each vesting date. Upon the Company’s adoption of ASU No. 2018-07 all unvested shares were valued as of January 1, 2020 and all subsequent options were valued at the grant date.

As of December 31, 2020, there was total unrecognized compensation costs related to unvested non-employee stock options of $33. These costs are expected to be recognized over a weighted-average period of approximately 0.7 years.

The Company estimated the fair value of stock options using the Black-Scholes option pricing valuation model. The fair value of non-employee stock options is being amortized on the straight-line basis over the requisite service period of the awards. The fair value of non-employee stock options was estimated using the following range of assumptions during 2020:

Expected term (in years)	10
Expected volatility	64%–65%
Risk-free interest rate	0.70%
Dividends	0%

Expected Term—The expected term of options granted represents the period of time that the options are expected to be outstanding. The Company has valued its non-employee stock options using the contractual term as the expected term.

Expected Volatility—The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.

Risk-Free Interest Rate—The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.

Dividends—The Company has not paid any cash dividends on common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.

Restricted Stock—In 2011 the Company sold 2,440,000 shares of common stock to founders at $0.001 per share, that were subject to certain vesting restrictions. During 2017 the Company modified the vesting schedules of 1,406,673 of these shares, 666,667 of which affected one employee and 740,006 affected 21 non-employees. The modifications provided for a four-year vesting schedule for shares that were not previously expected to vest. The modifications were accounted for as cancellations and re-issuance of shares.

The shares to employees and non-employees are valued based on an estimate of the Company’s common stock price on the grant date.

The activity of the unvested restricted stock during 2020 and 2019 is as follows:

Unvested balance—January 1, 2019	853,551

Vested	(288,057)
Repurchased	(79,309)

Unvested balance—December 31, 2019	486,185

Vested	(486,185)

Unvested balance—December 31, 2020	0

All stock-based compensation related to restricted stock has been recognized as of December 31, 2020.

Stock-Based Compensation Expense—The following table summarizes the components of stock-based compensation expense recognized in the Company’s statement of operations during 2020 and 2019:

Share Based Compensation	2020	2019

Research and development	$389	$191
General and administrative	64	119

	$453	$310

Early Exercise Liability—Stock options may be exercised, and restricted stock may be purchased prior to the time that the awards have vested, provided that such shares shall remain subject to repurchase until such time as they have vested. The right to repurchase these shares generally lapses over three to four years. As of December 31, 2020 and 2019, there were 900,509 and 3,193,307 unvested shares representing an early exercise liability of $79 and $241, respectively. The unvested shares purchased by the employees are not deemed, for accounting purposes, to be issued and outstanding.

11.	RETIREMENT PLAN

The Company participates in a qualified 401(k) Plan sponsored by its professional service organization. The retirement plan is a defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There was no contribution from the Company in 2020 and 2019.

12.	TAXES

The Company has no provision for income taxes in 2020. This differs from the amounts computed by applying the statutory income tax rate of 21% to pre-tax loss primarily due to research credits generated and changes in the valuation allowance.

The provision (benefit) for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	—	1

Total Current	—	1

	Year Ended December 31,
	2020	2019
Deferred:
Federal	$—	$—
State	—	—

Total Deferred	—	—

Provision (Benefit) for income taxes	$—	$1

Income tax provision (benefit) related to continuing operations differ from the amounts computed by applying the statutory income tax rate of 21% to pretax loss as follows:

	Year Ended December 31,
U.S. Federal provision (benefit)	2020	2019
At statutory rate	$(4,033)	$(3,017)
State taxes	—	1
Valuation allowance	4,596	5,380
Tax credits	(604)	(580)
Stock based compensation	37	19
Permanent differences	4	34
Mark-to-market adjustments	—	(1,836)

Total	$—	$1

Significant components of the Company’s deferred tax assets at December 31, 2020 and 2019 are shown below.

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$23,943	$18,657
Research and development tax credits	4,597	3,778
Amortization	78	93
Lease liability	714	705
Other	458	323

Total gross deferred tax assets	29,790	23,556

Less: valuation allowance	(29,073)	(22,677)

Total deferred tax assets	717	879

Deferred tax liabilities:
Right of use assets	(550)	(702)
Fixed assets	(167)	(177)

Total gross deferred tax liabilities	(717)	(879)

Net deferred tax assets	$—	$—

The Company has recorded a full valuation allowance against its net deferred tax assets due to the uncertainty as to whether such assets will be realized. The valuation allowance increased by $6.4 million from December 31, 2019 to December 31, 2020 due primarily to the generation of net operating losses and research and development credits.

As of December 31, 2020, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $80.9 million and $80.3 million, respectively. As of December 31, 2019, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $62.9 million and $63.3 million, respectively.

The federal and state net operating loss carryforwards begin to expire in 2031, if not utilized. Federal net operating losses of $40.0 million are not subject to expiration.

As of December 31, 2020, the Company also has federal and state research and development carryforwards of approximately $3.9 million and $1.9 million, respectively. As of December 31, 2019, the Company also has federal and state research and development carryforwards of approximately $3.1 million and $1.6 million, respectively. The federal credits begin to expire in 2031 and the state credits can be carried forward indefinitely.

Utilization of some of the federal and state net operating loss and credit carryforwards may be subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of net operating losses and credits before utilization. The Company has not performed a Section 382 study as of December 31, 2020. State net operating losses are being computed based on an alternate apportionment methodology. Amounts reported can change accordingly.

As of December 31, 2020, the Company has approximately $1.3 million in unrecognized tax benefits, excluding indirect tax effects. Of the total unrecognized tax benefits at December 31, 2020, $1.3 million was recorded as a reduction to deferred tax assets, which caused a corresponding reduction in the Company’s valuation allowance of $1.3 million. The Company does not anticipate that the amount of unrecognized tax benefits as of December 31, 2020 will change materially within the 12-month period following December 31, 2020.

The Company has the following activity relating to unrecognized tax benefits:

	Year Ended December 31,
	2020	2019
Beginning balance	1,080	860
Gross increase - tax positions in prior periods	—	—
Gross decreases - tax positions in prior periods	—	(44)
Gross increases - tax position in current period	200	264
Settlements	—	—
Lapses in statutes of limitations	—	—

Ending balance	1,280	1,080

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and penalties on the accompanying balance sheet as of December 31, 2020 and has not recognized penalties and/or interest in the accompanying statement of operations for the year ended December 31, 2020.

The Company is subject to taxation in the United States and various states. The Company’s tax years from inception are subject to examination by the IRS and state tax authorities due to the carryforward of unutilized net operating losses and research and development credits.

13.	NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basis in diluted net loss per share for the years ended December 31, 2020 and 2019 (in thousands except share and per share amounts):

	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(19,208)	$(14,365)
Denominator:
Weighted-average common shares outstanding	16,184,669	15,924,843
Less: Weighted-average unvested restricted shares and shares subject to repurchase	(1,645,491)	(3,346,636)

Weighted-average shares used to computing basic and diluted net loss per share	14,539,178	12,578,207

Net loss per share attributable to common stockholders - basic and diluted	$(1.32)	$(1.14)

As of December 31, 2020 and 2019, the Company’s potentially dilutive securities included preferred stock, unvested restricted stock and stock options, which have been excluded from the computation of diluted net loss per share attributable to common stockholders as the effect would be anti-dilutive. Based on the amounts outstanding as of December 31, 2020 and 2019, the Company excluded the following potential common shares from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	As of December 31,
	2020	2019
Series A Preferred Stock	17,000,000	17,000,000
Series B Preferred Stock	25,186,738	25,186,738
Series B-1 Preferred Stock	72,499,993	28,749,997
Options to purchase common stock	14,042,429	8,227,470
Unvested restricted common stock	900,509	3,193,307

	129,629,669	82,357,512

14.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring through May 10, 2021, the date when these financial statements are available to be issued.

Term Loan—On January 15, 2021, the Company entered into a loan agreement with a lender to borrow a term loan amount of $35.0 million to be funded in three tranches. Tranche A of $15.0 million was wired to the Company on January 15, 2021. Tranche B of $10.0 million will be available through March 31, 2022 contingent upon achievement of each of the following: i) receipt of at least $50,000,000 in Series C equity capital, ii) initiation of the Phase 1 combination study of TPST-1495 or monotherapy expansion study, and iii) initiation of Phase 2 trial of TPST-1120 or the 1L Triplet Collaboration study. And Tranche C of $10.0 million is available at lender’s option. The term loan matures on August 1, 2025 and has an annual floating interest rate of 7.15% which is an Index Rate plus 7%. Index Rate is the greater of (i) 30-day US LIBOR or (ii) 0.15%. Concurrent with the funding of an amount under each Tranche, the Company will grant the lender a warrant to purchase shares of Series B-1 preferred stock equal to 1% of the funded amount. For Tranche A, the Company issued 187,500 Series B-1 stock warrants. No Series B-1 preferred stock warrants have been issued for Trances B and C since those tranches have not been funded yet.

Reverse Merger—On March 29, 2021, Tempest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Millendo Therapeutics, Inc., or (“Millendo”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a wholly owned subsidiary of Millendo will merge with and into Tempest, with Tempest becoming a wholly-owned subsidiary of Millendo and the surviving corporation of the merger. At the closing of the merger, each outstanding share of Tempest’s capital stock (including preferred stock) will be converted into the right to receive shares of common stock of Millendo at a ratio whereby the equity holders of Tempest will become the majority owners (81.5%) of Millendo’s outstanding common stock on a full-diluted basis upon the close of the merger (the “Merger”).

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Tempest will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the Merger: (1) Tempest stockholders will own substantial majority of the voting rights; (2) Tempest will designate a majority of the initial members of the board of directors of the combined organization; and (3) Tempest’s senior management will hold key positions in senior management of the combined organization. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Tempest issuing stock to acquire the net assets of Millendo. As a result of the Merger, the net assets of Millendo will be recorded at their acquisition-date fair value in the financial statements of Tempest and the reported operating results prior to the Merger will be those of Tempest. Any excess in consideration paid will be presented as cost of equity.

Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into Funding Agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo.

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